Effective April 22, 2008, MFS High Income Fund, a series of MFS Series Trust III, converted Class R shares (if offered) and Class R2 shares to Class R3 shares, and, effective April 21, 2008, redesignated
Class R3, Class R4, and Class R5, as Class R2, Class R3, and Class R4, respectively.


MFS High Yield Opportunities Fund, a series of MFS Series Trust III, established new classes of shares
(Class W Shares, Class R1 Shares, Class R2 Shares, Class R3 Shares, and Class R4 Shares) as described in the prospectus contained in Post-Effective Amendment No. 42 to the Registration Statement
(File Nos.  2-60491 and 811-2794),  as filed with the Securities and Exchange
 Commission via EDGAR on May
30, 2008, under Rule 485 under the Securities Act of 1933. Such description is incorporated herein by reference.